Exhibit 10.49

Cardinal Health
7000 Cardinal Place
Dublin, OH 43017
614-757-5000 main

www.cardinal.com
June 14, 2007
Vivek Jain
Van Eeghenlaan 18
Amsterdam, Holland 1071 EM
Dear Vivek:
I am pleased to confirm in writing our offer of employment to you. The major provisions of your offer are:
1.	Position: Your position is Executive Vice President, Corporate Development and Business Strategy, reporting directly to R. Kerry Clark, President & CEO of Cardinal Health.

2.	Pay: Your base bi-weekly rate of pay will be $17,307.69 (annualized to $450,000.00). Cardinal Health employees are paid every other Friday, one week in arrears (one week behind the most current workweek you’ve completed). The official Cardinal Health workweek starts on Monday and runs through Sunday. You are also being offered a one-time gross sign-on bonus of $100,000, which will be paid on your first paycheck. If you voluntarily terminate from employment with Cardinal Health, Inc. within twelve months of your start date, you will be obligated to repay Cardinal Health, Inc. the full amount of the sign-on bonus.

3.	Performance: Your performance and merit reviews will follow the standard annual review calendar for Cardinal Health, Inc.

4.	Rewards: Cardinal Health is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance. You may be eligible for:
a.	Participation in our short-term incentive plan, which we call our Management Incentive Plan (MIP). Your potential incentive for fiscal year 2008 (July 1, 2007 — June 30, 2008) will be 90% of your annual base salary, prorated to reflect the number of days you are employed during the fiscal year. Annual bonus payments are determined based upon the achievement of specific financial and management agenda objectives. This will be explained to you in more detail when you come on board, but I would be happy to answer any questions you may have in the interim.

b.	You are eligible to receive annual long-term-incentive (LTI) awards, including stock options, restricted share units and incentive cash awards, with a target value of 225% of your annual base salary beginning in August 2008 for fiscal year 2009.

c.	We will recommend to the Compensation Committee of our Board of Directors that you be awarded a stock option to purchase 65,000 Cardinal Health shares. Your option will vest in annual installments of 33.33% on each of the first three anniversaries of the grant date. We will also recommend to the Compensation Committee of our Board of Directors that you be awarded 13,000 restricted share units that will vest in annual installments of

Mr. Vivek Jain

June 14, 2007
33.33% on each of the first three anniversaries of the grant date. The grant date of your awards will be the 15th day of the month after your start date. Standard terms and conditions will apply to these equity grants. You may elect to defer the date you receive (and are taxed upon) the shares underlying your restricted share units award. This election must be made on or before your start date with Cardinal Health on the enclosed election form. If you are involuntarily separated without cause within thirty-six months after your start date with Cardinal Health, all remaining stock options and restricted share units granted under this paragraph of this letter agreement that are then unvested shall become immediately vested.

d.	You are eligible to participate in the Cardinal Health 401(k) Savings Plan on the first day of your employment. You may contribute up to 50% of your pre-tax earnings to the Plan (subject to IRS maximum limits). Cardinal Health matches dollar-for-dollar on the first 3% you contribute to your 401(k) savings account and an additional 50 cents for every dollar on the next 2% you contribute. These matching dollars are immediately 100% vested. In addition, the Company will make a 3% contribution to your 401(k) account. This company contribution is 100% vested after three years of service. In addition, the company provides a social security integration contribution of 3% for eligible compensation over the social security wage base of $97,500 up to $225,000 which also vests over three years. Enrollment information will be sent to you by Fidelity Investments, our financial benefits service provider.

e.	You will be eligible to participate in the Cardinal Health Deferred Compensation Plan which enables you to save over the IRS limits for the qualified 401(k) plan. You may contribute up to 20% of your total eligible compensation. Cardinal Health provides the match, 3% contribution and 3% social security integration contribution, for eligible compensation earned between $225,000 and $325,000. All contributions vest as described in the 401(k) plan.

f.	You will be eligible for our health, life, disability and 401(k) retirement savings plans on your first day of employment. You will receive more information on these benefits during your new hire orientation session

g.	Participation in our Employee Stock Purchase Plan under the terms specified in that plan.
5.	Vacation: Upon joining Cardinal Health you will receive seven (7) paid company holidays (New Years day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day).
a.	Beginning with your first full year of employment, you will be eligible to receive up to 208 hours (26-eight hour days) of Paid Time Off (PTO). PTO includes vacation, sick and personal days, all of which need to be used during the calendar year. Please note that Cardinal Health does not allow the carryover of unused PTO unless required by state law.

b.	During the 2007 calendar year, you will be eligible to receive 132 hours (16.5-eight hour days) of PTO for your first year benefit.
6.	Start Date: Your first day of employment will be early to mid August.

Mr. Vivek Jain

June 14, 2007
7.	Relocation: You will be eligible for the Executive Relocation Program as outlined in the attachment to this letter.

8.	Screening: Consistent with our policies for all Cardinal Health personnel and the special consideration of our industry, this offer is contingent upon the taking of a company-paid drug screening test, the results of which must be negative, as well as an acceptable background check, including references. These items must be completed prior to the above start date.

9.	Terms: Employment with Cardinal Health is not for any definite period of time and is terminable, with or without notice, at the will of either you or the company at any time for any reason. There shall be no contract, express or implied, of employment. However, you agree to be bound by the terms of the attached covenants related to confidentiality and protection of the Company’s business interests. This agreement must be signed and delivered to the Company by or before the effective date of your appointment to your new position.

10.	Ethics: As a company founded on a core set of values, we ask you to review the attached Standards of Business Conduct and be prepared to sign a letter of compliance on your first day.

11.	A Confidentiality Agreement is enclosed for your signature.

12.	This offer is subject to formal approval by the Human Resources and Compensation Committee of Cardinal Health.
If you have any questions, please feel free to call me at.
Sincerely,
/s/ Carole Watkins
Carole Watkins
Chief Human Resources Officer
Enclosures

cc:	Human Resources R. Kerry Clark
I accept the above offer of employment:

/s/ Vivek Jain Vivek Jain	6/18/2007 Date

Confidentiality and Business Protection Agreement
     This Confidentiality and Business Protection Agreement (“Agreement”) is hereby entered into by and between Vivek Jain (“Executive”) and Cardinal Health, Inc., an Ohio Corporation (the “Company”) effective as of 6/18, 2007.
It is hereby agreed as follows:
     1. Consideration and Acknowledgements. The parties acknowledge that the provisions and covenants contained in this Agreement are ancillary and material to, and in consideration of, the employment letter agreement between the parties effective as of June 18, 2007, and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The parties also acknowledge and agree that the provisions of this Agreement do not adversely affect the Executive’s ability to earn a living in any capacity that does not violate the covenants contained herein. The parties further acknowledge and agree that the provisions of Section 8(a) below are accurate and necessary because (i) this Agreement is entered into in the State of Ohio, (ii) Ohio has a substantial relationship to the parties and to this transaction, (iii) Ohio is the headquarters state of the Company, which has operations worldwide and has a compelling interest in having its employees treated uniformly, (iv) the use of Ohio law provides certainty to the parties in any covenant litigation in the United States, and (v) enforcement of the provisions of this Agreement would not violate any fundamental public policy of Ohio or any other jurisdiction.
     2. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (collectively, the “Cardinal Group”), all secret or confidential information, knowledge or data relating to the Cardinal Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive’s employment by the Cardinal Group and that is not public knowledge (other than as a result of the Executive’s violation of this Agreement) (“Confidential Information”). For the purposes of this Agreement, information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Cardinal Group, except with prior written consent of the applicable Cardinal Group company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or the Cardinal Group, as applicable, and shall be turned over to the applicable Cardinal Group company upon termination of the Executive’s employment.
     3. Non-Recruitment of Cardinal Group Employees, etc. Executive shall not, at any time during the Restricted Period (as defined in this Agreement), without the prior written consent of the Company, engage in the following conduct (a “Solicitation”): (i) directly or indirectly contact, solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous twelve months an employee, representative, officer or director of the Cardinal Group; or (ii) take any action to encourage or induce any employee, representative, officer or director of the Cardinal Group to cease their relationship with the Cardinal Group for any reason. A “Solicitation” does not include any recruitment of employees within or for the Cardinal Group. The “Restricted Period” means the period of Executive’s employment with the Cardinal Group and the additional period ending twenty-four (24) months after the Executive’s date of termination of employment or date of retirement, as applicable.
     4. No Solicitation of Business. During the Restricted Period, the Executive shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity) solicit, service, or accept on behalf of any competitor of the Cardinal Group the business of (i) any customer of the Cardinal Group at the time of the Executive’s employment or date of termination of employment, or (ii) any potential customer of the Cardinal Group which the Executive knew to be an identified, prospective purchaser of services or products of the Cardinal Group.
     5. No Disparagement.
          (a) The Executive and the Company shall at all times refrain from taking actions or making statements, written or oral, that (A) denigrate, disparage or defame the goodwill or reputation of Executive or the Cardinal Group, as the case may be, or any of its trustees, officers, security holders, partners, agents or former or current employees and directors, or (B) are intended to, or may be reasonably expected to, adversely affect the morale of the employees of the Cardinal Group. The Executive further agrees not to make any negative statements to third parties relating to the Executive’s employment or any aspect of the businesses of Cardinal Group and not to make any statements to third parties about the circumstances of the termination of the Executive’s employment, or about the Cardinal Group or its trustees, directors, officers, security holders, partners, agents or former or current employees and directors, except as may be required by a court or governmental body.
          (b) The Executive further agrees that, following termination of employment for any reason, the Executive shall assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment with the Company, including but not limited to any litigation that may be pending or may arise after such termination of employment. Further, the Executive agrees to notify the Company at the earliest opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of Executive and shall cooperate with the Executive in scheduling any assistance by the Executive, taking into account the Executive’s business and personal affairs, and shall compensate the Executive for any lost wages or expenses associated with such cooperation and assistance.
     6. Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the date of the Executive’s initial employment by the Company and continuing until the end of any period during which the Executive is employed by the Cardinal Group, relating or pertaining in any way to the Executive’s employment with or the business of the Cardinal Group, shall be promptly disclosed in writing to the Secretary of the Board and are hereby transferred to and shall redound to the benefit of the Company, and shall become and remain its sole and exclusive property. The Executive agrees to execute any assignment to the Company or its nominee, of the Executive’s entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Executive further agrees at all times to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.
     7. Acknowledgement and Enforcement. The Executive acknowledges and agrees that: (A) the purpose of the foregoing covenants, including without limitation the nonsolicitation covenants of Section 4 is to protect the goodwill, trade secrets and other Confidential Information of the Company; (B) because of the nature of the business in which the Cardinal Group is engaged and because of the nature of the Confidential Information to which the Executive has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Cardinal Group in the event the Executive breached any of the covenants of this Agreement; and (C) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Agreement would be inadequate. The Executive therefore agrees and consents that if the Executive commits any breach of a covenant under this Agreement or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.
     8. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Ohio in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file for the Executive at the Company.

If to the Company:	Cardinal Health, Inc. 7000 Cardinal Place Dublin, Ohio 43017 Attention: Chief Legal Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.
          (d) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ Vivek Jain	Execution Date: 6/18, 2007
VIVEK JAIN

CARDINAL HEALTH, INC.

/s/ Carole Watkins By:	Execution Date: 6/20, 2007
Its: CHRO